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                                                                     Exhibit 77c


ITEM 77C

MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS

A Special Meeting of the Shareholders of the Fund was held on Tuesday, December 7, 1999. At the meeting, shareholders approved a change in the Fund's investment objective to permit investment of up to 35% of Fund assets in high yield, below investment grade securities, and an amendment to the Fund's fundamental restriction on commodities to permit investment in futures and options on futures on foreign currency in order to hedge currency risk.

A change to the Fund's investment objective permitting investment of up to 35% of the Fund's assets in high yield securities was approved by shareholders, as follows:

   FOR                             AGAINST                      ABSTAIN
   ---                             -------                      -------
1,996,046.048                   596,901.056                   59,627.996

An amendment to the Fund's fundamental restriction on commodities to permit investment in futures and options on futures on foreign currency was approved by the Fund's shareholders, as follows:

   FOR                             AGAINST                      ABSTAIN
   ---                             -------                      -------
1,828,670.230                   732,940.567                   90,964.303

There were 2,139,639.90 broker non-votes with respect to these two matters.